                Exhibit 10.24

DATALINK CORPORATION

CHANGE OF CONTROL SEVERANCE AGREEMENT

                THIS CHANGE OF CONTROL SEVERANCE AGREEMENT (the “Agreement”) is made as of the 12th day of November, 2004 (the “Effective Date”), by and between Datalink Corporation, a Minnesota corporation (the “Company”), and “Greg R. Meland”; “Charles B. Westling”; “Daniel J. Kinsella”; and “Mary E. West” (the “Executive”).

WHEREAS, the Executive is currently employed by the Company as “Chief Executive Officer”; “President and Chief Operating Officer”; “Vice President Finance and Chief Financial Officer” and “Vice President Human Resources”; and

                WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to institute formalized severance arrangements for certain of the executives of the Company, including the Executive.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1.             Definitions.  Unless otherwise defined herein, the following capitalized terms have the meanings set forth below:

                (a)           “Beneficial Ownership” is computed by reference to Rule 13d-3 under the Exchange Act.

                (b)           “Cause” means (i) willful or grossly negligent failure by the Executive to perform his or her duties (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or disability), (ii) willful or grossly negligent commission of an act of fraud or dishonesty resulting in economic, financial or reputation injury to the Company, (iii) conviction of, or entry by the Executive of a guilty or no contest plea to, the commission of a felony or a crime involving or relating to the Company or its business, or involving or relating to moral turpitude, (iv) a willful or grossly negligent breach by the Executive of his or her fiduciary duty to the Company which results in economic, financial or reputation injury to the Company, or (v) willful or grossly negligent breach of the Executive’s confidentiality and non-solicitation covenants contained herein.  The Company shall provide written notice to the Executive of its determination that Cause exists and give the Executive an opportunity (not exceeding 30 days without the Board’s consent) to cure such Cause.

                (c)           “Change of Control” means the happening of any of the following events:

                                (i)            An acquisition of outstanding or newly issued Company securities that results in any Person having Beneficial Ownership of more than 50% (other than any Person who, as of the Effective Date, already has Beneficial Ownership of at least 25%) of either (x) the then Outstanding Company Common Stock or (y) the combined voting power of the then Outstanding Company Voting Securities;  or

                                (ii)           A change in the composition of the Board in connection with a tender or exchange offer, a Corporate Transaction or a direct purchase of securities from the Company such that (i) the individuals who, as of the Effective Date, constitute the Incumbent Board cease to constitute at least a majority of the Board or (ii) a majority of the individuals who, as of the Effective Date, constitute the Incumbent Board resign or are removed from the Board; or

                                (iii)          The approval by the shareholders of the Company of a Corporate Transaction or, if consummation of such Corporate Transaction is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation);  excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the Beneficial Owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will Beneficially Own, directly or indirectly, more than 50% of the outstanding shares of common stock, or more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the company resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or such corporation resulting from such Corporate Transaction) will Beneficially Own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed with respect to the Company prior to the Corporate Transaction and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the board of directors of the corporation resulting from such Corporate Transaction;  or

                                (iv) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

                (d)           “Code” means the Internal Revenue Code of 1986, as amended.

                (e)           “Corporate Transaction” means a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation.

                (f)            “Covered Termination” means (i) a termination without Cause of the Executive’s employment by the Company in anticipation of, in connection with, at the time of or within two years after a Change of Control or (ii) the Executive’s resignation of employment with the Company for Good Reason arising in anticipation of, in connection with, at the time of or within two years after a Change of Control.

                (g)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

                (h)           “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

                (i)            “Good Reason” shall mean (i) the assignment to the Executive of substantial duties adversely and materially inconsistent with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities on the Effective Date, (ii) reduction in the Executive’s annual base salary or annual targeted bonus opportunity, (iii) relocation of the Company’s offices at which the Executive is principally employed to a location more than 50 miles from the prior location, (iv) the Company’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, or (v) the Company’s failure to cure a material breach of its obligations under the Agreement.  The Executive shall provide the Company written notice of his or her determination that Good Reason exists and an opportunity (not to exceed 30 days without the Executive’s consent) to cure any curable event.

                (j)            “Incumbent Board” means the members of the Company’s Board of Directors on the Effective Date.

                (k)           “Outstanding Company Common Stock” means, as of a particular date, the number of shares of the Company’s Common Stock then outstanding.

                (l)            “Outstanding Company Voting Securities” means, as of a particular date, those voting securities of the Company entitled to vote generally in the election of directors then outstanding.

                (m)          “Person” means an individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

2.             Notice and Date of Termination.  Any termination of the Executive’s employment by the Company or by the Executive shall be communicated by a written notice of termination to the other party (the “Notice of Termination”).  Where applicable, the Notice of Termination shall indicate the specific provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  The date of the Executive’s termination of employment with the Company (the “Date of Termination”) shall be the date specified in the Notice of Termination (which, unless the Company is terminating the Executive for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

3.             Severance Benefits in Connection with a Covered Termination.  If during the term of the Executive’s employment with the Company, there is a Covered Termination of the Executive’s employment, and if Executive executes and delivers to the Company the release in the form attached as Exhibit A (the “Release”) and does not revoke it, and conditioned upon the Executive’s continued compliance with the confidentiality, non-competition and non-solicitation provisions in Section 5 below, the Company shall provide the Executive with the following payments and benefits:

                (a)           Cash Payments.  Within 48 hours after the Date of Termination, the Company shall pay the Executive his or her final wages as computed through the Date of Termination.  In addition, on the first day of the month following the Executive’s Date of Termination (or, if later, five business days after expiration of any period for revocation under the Release), the Company shall pay the Executive a single, lump sum payment equal to two times the Executive’s annual base salary for “Meland, Westling and Kinsella” and one time annual base salary for “West” as in effect immediately prior to the Date of Termination (or, if earlier, prior to any reduction of such base salary in anticipation of, at the time of or in connection with the Change of Control).

                (b)           Health Benefits.  For a period of 18 months following the Date of Termination, the Executive and his or her eligible family members shall, at the Company’s expense (which may be by direct payment or reimbursement of premium payments made by the Executive), be entitled to health insurance continuation coverage (“COBRA Coverage”) pursuant to Section 4980B of the Code, Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended and under any other applicable law, to the extent required by such laws.  Thereafter, but not longer than two (2) years following the Date of Termination, the Company shall continue to provide to the Executive and his or her eligible family members direct payment of, or reimbursement for, insurance premiums for medical and dental insurance benefits substantially similar to the COBRA Coverage.  However, if the Executive becomes re-employed with another employer and is eligible to receive any health insurance benefits under another employer’s plans, the Company’s obligations under this Section 3(b) shall terminate.

4.             Section 280G Parachute Payment Taxes.

                (a)           Reduction to Avoid Excise Tax.  If any payment or distribution to or for the benefit of the Executive (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or otherwise (a “Payment”) would constitute a “parachute payment” within the meaning of Section 280G of the Code, the Payment shall be reduced to the extent necessary so that no portion of the Payment is subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit to the Executive shall equal or exceed the net after-tax benefit to the Executive if no reduction was made.  Subject to subsection (b) below, the Company shall afford the Executive an opportunity to select a reduction of cash or non-cash items, or a combination of both, to reduce the excess Payment.

                (b)           Determinations.  All determinations required to be made under Section 4(a), including whether a reduction of any Payment is required and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent certified public accountants serving immediately prior to the Change in Control, or such other nationally recognized accounting firm as may be agreed by the Company and the Executive (the “Accounting Firm”);  provided, that the Accounting Firm’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code.  Any determination by the Accounting Firm hereunder shall be binding upon the Company and the Executive.

5.             Confidential Information, Non-Competition and Non-Solicitation.

                (a)           Confidentiality.  In consideration of this Agreement, the Executive agrees that he or she will not at any time use or, other than as required by court order, disclose, or permit use or disclosure of, any of the Company’s confidential information or trade secrets.  This includes all knowledge and information that Executive acquires during his or her employment with the Company which relates to the business, developments, activities, products and services or financial affairs of the Company or any individual or firm that is engaged in or has done business with the Company.  This also includes any information or compilation of information that derives independent economic value from not being generally known or readily ascertainable by proper means by other persons and which relates to any aspect of our business, including, but not limited to:  trade secrets within the meaning of the Minnesota Trade Secrets Act, customer lists, customer information, costs and selling prices, payment and credit information, customer profiles and analysis, prospect tracking recording, financial information, budget and financial plans, costing, pricing, billing information, tax data, sales and marketing information, business strategies and plans, technical information including software, research, product/product development information, personnel information such as salaries, phone numbers, titles, benefits, bonuses, employment histories, shareholder information and stock data and any discoveries, inventions, ideas, methods, products, equipment, developments, improvements or programs which the Company holds confidential and has not publicly disclosed.  Despite the above, the Executive is not obliged to maintain the confidentiality of information that is or becomes public other than as a result of acts by or through the Executive or that the Executive independently obtains from a third party having no duty of confidentiality to the Company.

                (b)           Non-Competition and Non-Solicitation.  In consideration of this Agreement, and if there is a Covered Termination, the Executive agrees that “for two years for Meland, Westling and Kinsella and one year for West” after the Date of Termination, the Executive will not for any reason whatsoever, directly or indirectly, for the Executive or on behalf of or in conjunction with any other person, firm or entity:

                                (i)            engage, as an officer, director, shareholder, owner, partner, member, joint venturer or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor or as a sales representative or executive, in any business that, at the Date of Termination, manufactures, markets and/or sells data storage hardware and/or data storage software products and/or services in competition with the Company in the United States;

                                (ii)           recruit, solicit, hire or induce, or attempt to recruit, solicit, hire or induce, any employee or employees to terminate employment or otherwise cease his, her or their relationship with the Company;

                                (iii)          solicit, divert or take away, or attempt to solicit, divert or to take away, the data storage hardware and/or software products and/or services business or patronage of any of the Company’s actual or prospective clients, customers or accounts contracted, solicited or served by the Company during Executive’s employment;  or

                                (iv)          call upon or solicit any prospective acquisition candidate or individual or groups of employees of other organizations, which, to the Executive’s actual knowledge after due inquiry, the Company has called upon or for which the Company has made an acquisition or hiring analysis, for the purpose of acquiring such entity or its assets or hiring such individuals.

                Notwithstanding the above, the Executive may acquire as a passive investment not more than five percent (5%) of the capital stock of a competing business, whose stock is traded on a national securities exchange or over-the-counter.

                (c)           Enforcement.  The covenants in this Section 5 are severable and separate.  Therefore, the unenforceability of any specific covenant will not affect the provisions of any other covenant.  Moreover, if any court of competent jurisdiction determines that the scope, time or territorial restrictions set forth are unreasonable, the parties mutually intend that the court enforce these restrictions to the fullest extent it deems reasonable, and the court shall accordingly reform this Agreement.  In addition to any other legal remedies and damages available, the Company shall be entitled to specific performance of the provisions of this Section 5 and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by the Executive.  The Company may bring any action for such injunctive relief in either the state or federal courts located in Hennepin County, Minnesota, as to which courts the parties agree to the personal jurisdiction and convenience thereof.

6.             Miscellaneous.

                (a)           At-Will Employment.  Nothing contained in this Agreement (i) confers upon the Executive any right to continue in the employ of the Company, (ii) constitutes any contract or agreement of employment or (iii) interferes in any way with the at-will nature of the Executive’s employment with the Company.

                (b)           Indemnification;  Directors’ and Officers’ Insurance.

                                (i)            The Executive shall have the benefit of indemnification to the fullest extent permitted by applicable law, which indemnification shall continue after the termination of this Agreement for such period as may be necessary to continue to indemnify Executive for his or her acts or omissions during the term hereof to the fullest extent permitted by applicable law.

                                (ii)           The Company shall provide, or cause any person or entity that may acquire the Company or substantially all of its assets (the “Surviving Company”) to provide the Executive, for a period of not less than six (6) years after the date of the Executive’s termination of employment with the Company or the Surviving Company, as the case may be, with directors’ and officers’ insurance coverage (including, without limitation, by arranging for run-off coverage, if necessary) that provides coverage for events that occurred during any time that the Executive was or is an officer or director of the Company or the Surviving Company (the “D&O Insurance”).  The D&O Insurance shall not be materially less favorable than the Company’s D&O Insurance as in effect on the Effective Date or, if such insurance coverage is not available, the most advantageous D&O Insurance obtainable.

                (c)           No Mitigation or Offset.

                                (i)            Except as otherwise provided in this Agreement, the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for herein be reduced by any compensation earned by the Executive as the result of employment by another employer.

                                (ii)           The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others, provided that nothing herein shall preclude the Company from separately pursuing recovery from the Executive based on any such claim.

                (d)           Assumption by Successor.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, whether pursuant to a Change in Control or Corporate Transaction, to expressly assume and agree to perform the obligations under this Agreement.

                (e)           Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                (f)            Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                (g)           No Waiver.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as is specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

                (h)           Binding Effect.  This Agreement shall bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees in the event of death of Executive).  However, the Executive may not assign any rights or obligations under this Agreement.

                (i)            Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Minnesota, exclusive of its conflict of laws rules.

                (j)            Entire Agreement.  This Agreement contains the entire agreement between the parties hereto with respect to the subject matter contained herein and replaces and makes null and void any prior agreements, oral or written, between the Executive and the Company regarding the same.  However, this Agreement does not affect the terms of any separate restricted stock award or stock option agreements that may be in effect between the Executive and the Company from time to time.

                IN WITNESS WHEREOF, the undersigned have hereunto affixed their signatures.

Datalink Corporation	Executive:

By

Its

Exhibit A

Release of Claims

                I release Datalink Corporation and its officers, directors, employees and agents from any claim, cause of action, damages or expenses, including attorneys’ fees, arising out of the relationship between the parties through the signing of this Release.  This is intended to be a complete release of claims by me, whether the claims are known or unknown, matured or unmatured or fixed or contingent.  Therefore, by this release I GIVE UP ANY RIGHT TO MAKE A CLAIM, BRING A LAWSUIT, FILE AN ADMINISTRATIVE CHARGE OF DISCRIMINATION OR OTHERWISE SEEK MONEY DAMAGES OR COURT ORDERS AS A RESULT OF MY EMPLOYMENT BY DATALINK, OR OF MY SEPARATION FROM EMPLOYMENT WITH DATALINK.  I acknowledge and intend that this Release cover claims of wrongful termination, defamation, intentional infliction of emotional distress, any claims under the Federal Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Minnesota Human Rights Act and Minnesota Statute Section 181.81 (which prohibits age discrimination) and any other state or federal statutes prohibiting discrimination in employment.  This Release also binds my heirs, administrators, representatives, executors, successors and assigns.  I have been advised by my legal counsel of the effect of this Release.  Despite the above, this Release does not apply to claims against Datalink for breaching its obligations in a Change of Control Severance Agreement dated November 12, 2004, in any restricted stock award agreement or in any stock option grant agreement with me.

                NOTICE TO THE UNDERSIGNED:

                THIS IS A RELEASE OF LEGAL RIGHTS YOU MAY HAVE.  YOU SHOULD CONSULT WITH AN ATTORNEY REGARDING THIS RELEASE AND OTHER ASPECTS OF THIS LETTER BEFORE YOU SIGN IT.

                YOU HAVE 21 DAYS TO CONSIDER WHETHER OR NOT TO SIGN THIS RELEASE, STARTING FROM THE DATE YOU FIRST RECEIVE A COPY OF IT.  YOU MAY SIGN THIS RELEASE AT ANY TIME DURING THE 21-DAY PERIOD.

                YOUR EMPLOYMENT BY DATALINK HAS TERMINATED.  YOUR ACCEPTANCE OR FAILURE TO ACCEPT THIS RELEASE DOES NOT AFFECT YOUR TERMINATION.  IF YOU DO NOT ACCEPT THIS RELEASE, OR IF YOU REVOKE YOUR ACCEPTANCE OF IT, DATALINK WILL NOT PROVIDE YOU THE SEVERANCE PAY AND OTHER BENEFITS DESCRIBED IN THE CHANGE OF CONTROL SEVERANCE AGREEMENT.

                AFTER YOU ACCEPT THIS RELEASE BY SIGNING IT, YOU MAY REVOKE YOUR ACCEPTANCE FOR A PERIOD OF 15 DAYS AFTER THE DATE YOU SIGN.  THIS RELEASE IS NOT EFFECTIVE UNTIL THIS 15-DAY REVOCATION PERIOD EXPIRES.

                IF YOU WISH TO REVOKE YOUR ACCEPTANCE OF THIS RELEASE, YOU MUST NOTIFY DATALINK IN WRITING WITHIN THE 15-DAY REVOCATION PERIOD.  YOU MUST DELIVER YOUR NOTICE TO DATALINK IN PERSON OR BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO:  Greg R. Meland, Chief Executive Officer, Datalink Corporation, 8170 Upland Circle, Chanhassen, Minnesota  55317.  IF YOU FAIL TO PROPERLY DELIVER OR MAIL YOUR WRITTEN REVOCATION AS INSTRUCTED, YOUR REVOCATION WILL NOT BE EFFECTIVE.

Date this Release is first given by Datalink to the undersigned:

Agreed to and accepted by the undersigned:

Date this Release is signed by the undersigned:

Employee